 As filed with the Securities and Exchange Commission on July 1, 2025
Registration No. 333-256003
Registration No. 333-213799
Registration No. 333-184089
Registration No. 333-159006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8

REGISTRATION STATEMENT NO. 333-256003
REGISTRATION STATEMENT NO. 333-213799
REGISTRATION STATEMENT NO. 333-184089
REGISTRATION STATEMENT NO. 333-159006

UNDER THE SECURITIES ACT OF 1933

ENTERPRISE BANCORP, INC.
(Independent Bank Corp., as successor by merger to Enterprise Bancorp, Inc.)
(Exact name of registrant as specified in its charter)

Massachusetts	04-3308902
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Independent Bank Corp.
Office Address:  2036 Washington Street, Hanover, Massachusetts 02339
Mailing Address:  288 Union Street, Rockland, Massachusetts 02370
(Address and Zip Code of Principal Executive Office)

Enterprise Bancorp, Inc. 2016 Stock Incentive Plan, as amended
Enterprise Bancorp, Inc. 2009 Stock Incentive Plan, as amended
(Full titles of the plans)

Patricia M. Natale, Esq.
Executive Vice President and General Counsel
Independent Bank Corp.
2036 Washington Street, Hanover, Massachusetts 02339
(781) 878-6100
(Name, address, and telephone number,
including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) filed by Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company” or “Enterprise”) to the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by Enterprise with the U.S. Securities and Exchange Commission (the “Commission”) deregisters any and all shares of common stock of Enterprise, par value $0.01 per share (the “Common Shares”) that were registered for issuance under the Registration Statements and that remain unsold under the Registration Statements (note that the Common Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•                  Registration Statement on Form S-8 (No. 333-256003), which was filed with the Commission on May 11, 2021, pertaining to the registration of 400,000 Common Shares issuable under the Enterprise Bancorp, Inc. 2016 Stock Incentive Plan, as amended.

•                  Registration Statement on Form S-8 (No. 333-213799), which was filed with the Commission on September 26, 2016, pertaining to the registration of 350,000 Common Shares issuable under the Enterprise Bancorp, Inc. 2016 Stock Incentive Plan, as amended.

•                  Registration Statement on Form S-8 (No. 333-184089), which was filed with the Commission on September 25, 2012, pertaining to the registration of 475,000 Common Shares issuable under the Enterprise Bancorp, Inc. 2009 Stock Incentive Plan, as amended.

•        Registration Statement on Form S-8 (No. 333-159006), which was filed with the Commission on May 11, 2021, pertaining to the registration of 400,000 Common Shares issuable under the Enterprise Bancorp, Inc. 2009 Stock Incentive Plan, as amended.

Effective on July 1, 2025, pursuant to that certain Agreement and Plan of Merger, dated December 8, 2024 (the “Merger Agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, a wholly-owned subsidiary of Independent, Enterprise and Enterprise Bank and Trust Company, a wholly-owned subsidiary of Enterprise, Enterprise merged with and into Independent, with Independent as the surviving entity (the “Merger”).

In connection with the Merger, Enterprise is terminating any and all offerings and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended including the Registration Statements. Accordingly, pursuant to the undertakings made by Enterprise in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, Independent, as the successor to the Company, hereby removes from registration any and all securities registered but unsold under each of the Registration Statements as of the date hereof. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockland, Commonwealth of Massachusetts, on this 1st day of July, 2025.

INDEPENDENT BANK CORP., as successor by merger to Enterprise Bancorp, Inc.

By:	/s/ Patricia M. Natale
Name: Patricia M. Natale
Title: Executive Vice President and General Counsel
*    Pursuant to Rule 478 under Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.